[Letterhead of Marvin B. Seidman, CPA]


April 10, 2007

Securities and Exchange Commission
100 F Street NE
Washington, D.C. 20549

Gentlemen:

We have read and agree with the comments contained in Item 4 to Amendment 1 to Form 8-K of Sun Reporter, Inc., dated April 6, 2007, as they relate to our firm. We have no knowledge related to the engagement of the new auditor.


/s/Marvin B. Seidman
---------------------------
Marvin B. Seidman, CPA
Miami, Florida